Exhibit 99.1

HALOZYME REPORTS FULL YEAR 2025 RECORD REVENUE OF $1.4 BILLION AND REITERATES STRONG 2026 FINANCIAL GUIDANCE

Full Year 2025 Total Revenue Increased 38% YOY to Record $1.397 billion
Full Year 2025 Royalty Revenue Increased 52% YOY to Record $868 million

Completed Acquisitions of Elektrofi’s Hypercon™ Technology and
Surf Bio’s Hyperconcentration Technology

Reiterating 2026 Financial Guidance Ranges:
Total Revenue of $1.710 - $1.810 billion, YOY Growth of 22% - 30%
Adjusted EBITDA of $1.125 - $1.205 billion, YOY Growth of 71% - 83%1
Non-GAAP Diluted EPS of $7.75 - $8.25, YOY Growth of 87% - 99%1

SAN DIEGO, February 17, 2026 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) (“Halozyme” or the “Company”) today reported its financial and operating results for the full year and fourth quarter ended December 31, 2025, and provided an update on its recent corporate activities.
“2025 was a pivotal year for Halozyme as we delivered record total revenue of $1.4 billion, which was the result of continued growth in our ENHANZE business. In addition, we expanded our drug delivery technology portfolio with two acquisitions. Three ENHANZE‑enabled blockbusters, DARZALEX SC, Phesgo and VYVGART Hytrulo, drove royalty revenue growth of 52%, reaching a record $868 million in 2025. In the year, we also expanded our ENHANZE opportunities, adding three new collaboration and licensing agreements with Takeda, Merus and Skye Bioscience and gained one new target nomination from Roche. Furthermore, Janssen expanded the global reach of ENHANZE with approvals in the U.S., China and Japan for Rybrevant SC and new indication approvals in front line settings for DARZALEX Faspro. In parallel, we broadened our drug delivery portfolio with the acquisitions of the Hypercon technology and Surf Bio’s hyperconcentration technology, which meaningfully expand, diversify and extend our long‑term royalty opportunity into the mid-2040s,” said Dr. Helen Torley, President and Chief Executive Officer.
Dr. Torley continued, “As we look ahead, our long-term outlook reflects the strong momentum and opportunity we have built through a broader drug delivery portfolio and offering to the biopharma industry. With royalty revenue projected to exceed $1 billion in 2026 and a clear line of sight to more than $2 billion in total revenue by 2028, Halozyme is entering its next phase of growth with strong conviction. Our projected 22% to 30% total revenue growth in 2026, combined with an expanding development pipeline with six projected new ENHANZE and two Hypercon development program starts, plus plans to sign three or more ENHANZE and Hypercon partnerships in 2026, all reinforce the durability of our revenue. With our strong cash generation and a diversified set of high‑value royalty drivers, we remain focused on delivering sustained long‑term value for shareholders.”

Fourth Quarter and Recent Corporate Highlights:
•In December 2025, Halozyme completed the acquisition of Surf Bio, Inc. (“Surf Bio”), subsequently renamed Halozyme Surf Bio, Inc., resulting in an expansion of Halozyme’s drug delivery technology portfolio and the potential for future growth through new collaboration agreements.
•In December 2025, Halozyme announced that a German court had granted Halozyme’s request for a preliminary injunction ordering Merck Sharp & Dohme Corp. (“Merck”) to refrain from distributing and offering Keytruda® SC in Germany.
•In November 2025, Halozyme completed the acquisition of Elektrofi Inc. (“Elektrofi”), subsequently renamed Halozyme Hypercon, Inc., resulting in an expansion of Halozyme’s drug delivery technology portfolio and the potential for future growth through new collaboration agreements.
•In November 2025, Halozyme completed the sale of $750.0 million aggregate principal amount of the 2031 Convertible Notes and $750.0 million aggregate principal amount of the 2032 Convertible Notes. The Company used a portion of the net proceeds to fund the cost of entering into the 2031 Capped Call Transactions and the 2032 Capped Call Transactions. The Company also used a portion of the net proceeds to enter into privately negotiated agreements with certain holders of its outstanding 2027 Convertible Notes and 2028 Convertible Notes to repurchase their 2027 Convertible Notes and 2028 Convertible Notes for cash through privately negotiated transactions entered into concurrently with or shortly after the offering.
•In November 2025, Halozyme entered into an amendment to the Company’s credit agreement that, among other things extended the maturity date and increased the borrowing capacity of the Company’s existing revolving credit facility from $575.0 million to $750.0 million.

Fourth Quarter and Recent Partner Highlights:
•In January 2026, Janssen announced the U.S. Food and Drug Administration (“FDA”) approved DARZALEX FASPRO® (daratumumab and hyaluronidase-fihj) in combination with bortezomib, lenalidomide and dexamethasone (“D-VRd”) for the treatment of adult patients with newly diagnosed multiple myeloma who are ineligible for autologous stem cell transplant.
•In December 2025, Halozyme and Skye Bioscience entered into a non-exclusive global collaboration and license agreement that provides Skye Bioscience access to ENHANZE® for the development and potential commercialization of an SC formulation of nimacimab for the treatment of obesity.
•In December 2025, Halozyme and Takeda entered into a new global collaboration and exclusive license agreement which provides Takeda with access to ENHANZE® for use with vedolizumab, marketed globally as ENTYVIO®, for the treatment of adults with moderately to severely active Crohns’ disease or ulcerative colitis, which are the two main forms of inflammatory bowel disease.
•In December 2025, Roche nominated a new undisclosed non-exclusive target to be studied using ENHANZE®.
•In the fourth quarter of 2025, the ongoing argenx ARGX-121 Phase 1 program was expanded to include an SC-arm evaluating ARGX-121 with ENHANZE® in healthy adults.
•In December 2025, Janssen announced the FDA approved RYBREVANT FASPRO™ (amivantamab and hyaluronidase-lpuj) for the treatment of patients with epidermal growth factor receptor (“EGFR”)-mutated locally advanced or metastatic non-small cell lung cancer (“NSCLC”).
•In December 2025, Janssen received approval from the National Medical Products Administration in China for RYBREVANT™ FASPRO for the first-line treatment of adult patients with advanced NSCLC.

•In December 2025, Janssen received approval from the Ministry of Health, Labour and Welfare in Japan for RYBROFAZ® (amivantamab) with ENHANZE® for the first-line treatment of adult patients with advanced NSCLC.
•In December 2025, Halozyme entered into a commercial license and supply agreement with Viatris under which Halozyme licenses and supplies an auto-injector product for self-administered SC selatogrel for the treatment of acute myocardial infarction in adult patients.
•In November 2025, Janssen announced the FDA approved DARZALEX FASPRO® (daratumumab and hyaluronidase-fihj) co-formulated with ENHANZE®, as single treatment of adult patients with high-risk smoldering multiple myeloma.
•In November 2025, Halozyme and Merus entered into a non-exclusive global collaboration and license agreement that provides Merus access to ENHANZE® technology for a single target. Merus intends to explore development and potential commercialization of SC administration of petosemtamab, an EGFR and leucine-rich repeat-containing G-protein coupled receptor 5 bispecific antibody, for the treatment of head and neck cancer.

Full Year and Fourth Quarter 2025 Financial Highlights:
•Total revenue for the full year was $1,396.6 million, compared to $1,015.3 million in 2024. The 38% year-over-year increase was primarily driven by royalty revenue growth and an increase in product sales. Revenue included $867.8 million in royalties, an increase of 52% compared to $571.0 million in 2024, primarily driven by continued sales uptake of ENHANZE® partner products that have launched since 2020, predominantly by VYVGART® Hytrulo by argenx, DARZALEX® SC by Janssen and Phesgo® by Roche in all geographies.
•Cost of sales for the full year was $228.8 million, compared to $159.4 million in 2024. The increase in cost of sales was primarily due to an increase in product sales and labor allocation initiatives.
•Amortization of intangibles expense for the full year was $76.7 million, compared to $71.0 million in 2024. The increase in amortization of intangibles expense was due to the acquisition of Elektrofi in November 2025.
•Research and development expense for the full year was $81.5 million, compared to $79.0 million in 2024. The increase was primarily due to the acquisition of Elektrofi and Surf Bio, partially offset by lower compensation expense driven by resource optimization, labor allocation initiatives, and timing of planned investments in ENHANZE® related to the development of our new high-yield rHuPH20 manufacturing process.
•Selling, general and administrative expense for the full year was $207.1 million, compared to $154.3 million in 2024. The increase was primarily due to an increase in consulting and professional service fees, including litigation costs incurred in connection with a patent infringement litigation case, diligence and transaction-related costs incurred in support of the acquisition of Elektrofi and Surf Bio, and an increase in compensation expense.
•Net income for the full year was $316.9 million, compared to $444.1 million in 2024. Net income included acquired in-process research and development (“IPR&D”) expense of $284.9 million related to the Surf Bio acquisition in the fourth quarter of 2025.
•Adjusted EBITDA for the full year was $657.6 million, compared to $632.2 million in 2024.1,2
Adjusted EBITDA included acquired IPR&D expense of $284.9 million related to the Surf Bio acquisition in the fourth quarter of 2025.
•GAAP diluted earnings per share for the full year was $2.56, compared to $3.43 in 2024. Non-GAAP diluted earnings per share was $4.15, compared to $4.23 in 2024.1,2
GAAP and non-GAAP diluted earnings per share included an unfavorable impact of approximately $2.30 per share related to acquired IPR&D expense for the Surf Bio acquisition in the fourth quarter of 2025.

•Total revenue in the fourth quarter was $451.8 million, compared to $298.0 million in the fourth quarter of 2024. The 52% year-over-year increase was primarily driven by royalty revenue growth and an increase in product sales. Revenue included $258.0 million in royalties, an increase of 51% compared to $170.4 million in the fourth quarter of 2024, primarily driven by continued sales uptake of ENHANZE® partner products that have launched since 2020, predominantly by VYVGART® Hytrulo by argenx, DARZALEX® SC by Janssen and Phesgo® by Roche in all geographies.
•Net loss in the fourth quarter was $141.6 million, compared to net income of $137.0 million in the fourth quarter of 2024. Net loss included acquired IPR&D expense of $284.9 million related to the Surf Bio acquisition in the fourth quarter of 2025.
•Adjusted EBITDA in the fourth quarter was $21.9 million, compared to $195.8 million in the fourth quarter of 2024.1,2
Adjusted EBITDA included acquired IPR&D expense of $284.9 million related to the Surf Bio acquisition in the fourth quarter of 2025.
•GAAP diluted loss per share in the fourth quarter was $1.20, compared to GAAP diluted earnings per share $1.06 in the fourth quarter of 2024. Non-GAAP diluted loss per share was $0.24, compared to Non-GAAP diluted earnings per share of $1.26 in the fourth quarter of 2024.1,2
GAAP and non-GAAP diluted loss per share in the fourth quarter of 2025 included an unfavorable impact of $2.42 per share related to acquired IPR&D expense for the Surf Bio acquisition in the fourth quarter of 2025.
•Cash, cash equivalents, restricted cash and marketable securities were $145.4 million on December 31, 2025, compared to $596.1 million on December 31, 2024. The decrease was primarily driven by cash used for the Elektrofi and Surf Bio acquisitions and share repurchases, partially offset by the net proceeds from issuance of convertible notes and cash generated from operations.

Financial Outlook for 2026
The Company is reiterating its 2026 financial guidance ranges, which were last updated on January 28, 2026.
For the full year 2026, the Company expects:
•Total revenue of $1.710 billion to $1.810 billion, representing growth of 22% to 30% over 2025 total revenue, primarily driven by increases in royalty revenue and product sales from API.
•Revenue from royalties of $1.130 billion to $1.170 billion, representing growth of 30% to 35% over 2025.
•Adjusted EBITDA of $1.125 billion to $1.205 billion, representing growth of 71% to 83% over 2025, including new Hypercon™ and Surf Bio investment of approximately $60 million.
•Non-GAAP diluted earnings per share of $7.75 to $8.25, representing growth of 87% to 99% over 2025. The Company’s earnings per share guidance includes new Hypercon™ and Surf Bio investment of approximately $60 million and does not consider the impact of potential future share repurchases.

Table 1. 2026 Financial Guidance

Guidance Range
Total Revenue	$1.710 to $1.810 billion
Royalty Revenue	$1.130 to $1.170 billion
Adjusted EBITDA[1]	$1.125 to $1.205 billion
Non-GAAP Diluted EPS[1]	$7.75 to $8.25
1    EBITDA, Adjusted EBITDA and Non-GAAP Diluted EPS are Non-GAAP financial measures. See “Note Regarding Use of Non-GAAP Financial Measures” below for an explanation of these measures. Reconciliations between GAAP reported and Non-GAAP financial information for actual results are provided at the end of this earnings release.
2    In alignment with SEC guidance around non-GAAP financial measures relating to acquired IPR&D expense, we have not excluded expenses related to acquired IPR&D from our non-GAAP results.

Webcast and Conference Call
Halozyme will host its Quarterly Update Conference Call for the fourth quarter and full year ended December 31, 2025 today, Tuesday, February 17, 2026, at 1:30 p.m. PT/4:30 p.m. ET. The conference call may be accessed live with pre-registration via link: https://events.q4inc.com/analyst/624893800?pwd=q3lpEa6F. The call will also be webcast live through the “Investors” section of Halozyme’s corporate website and a recording will be made available following the close of the call. To access the webcast and additional documents related to the call, please visit Halozyme.com.

About Halozyme
Halozyme is a biopharmaceutical company advancing disruptive solutions to improve patient experiences and outcomes for emerging and established therapies. As the innovators of ENHANZE® drug delivery technology with the proprietary enzyme rHuPH20, Halozyme’s commercially-validated solution facilitates the subcutaneous delivery of injected drugs and fluids, reducing treatment burden and improving convenience. ENHANZE® has touched more than one million patient lives through ten commercialized products across over 100 global markets and is licensed to leading pharmaceutical and biotechnology companies including Roche, Takeda, Pfizer, Janssen, AbbVie, Eli Lilly, Bristol-Myers Squibb, argenx, ViiV Healthcare, Chugai Pharmaceutical, Acumen Pharmaceuticals, Merus N.V. and Skye Bioscience.
Halozyme expanded its drug delivery technology portfolio to develop partner products using Hypercon™ and the Surf Bio hyperconcentration technology. Hypercon™ is an innovative microparticle technology expected to set a new standard in hyperconcentration of drugs and biologics by reducing injection volume for the same dosage and enabling administration in at-home and healthcare-provider settings. The development of the Surf Bio polymer-based hyperconcentration technology further broadens the range of biologics that can be delivered subcutaneously, meaningfully expanding the scope of opportunities across therapeutic modalities. The Hypercon™ technology has been licensed to leading biopharmaceutical partners, including Janssen, Eli Lilly and argenx.
Halozyme also develops, manufactures and commercializes drug-device combination products using advanced auto-injector technologies designed to improve convenience, reliability and tolerability, enhancing patient comfort and adherence. The Company has two proprietary commercial products, Hylenex® and XYOSTED®, partnered commercial products and ongoing development programs with Teva Pharmaceuticals and McDermott Laboratories Limited, an affiliate of Viatris Inc.
Halozyme is headquartered in San Diego, CA, with offices in Ewing, NJ; Minnetonka, MN; and Boston, MA. Minnetonka is also the site of its operations facility.
For more information, visit www.halozyme.com and connect with us on LinkedIn.

Note Regarding Use of Non-GAAP Financial Measures
In addition to disclosing financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release and the accompanying tables contain certain Non-GAAP financial measures. The Company reports earnings before interest, taxes, depreciation, and amortization (“EBITDA”), adjusted EBITDA, Non-GAAP diluted earnings per share, Non-GAAP diluted shares, and guidance with respect to those measures, in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The Company calculates Non-GAAP diluted earnings per share excluding share-based compensation expense, amortization of debt discounts, intangible asset amortization, one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, transaction costs for business combinations, severance and share-based compensation acceleration expenses, intellectual property litigation costs, inducement expenses related to convertible notes, and certain adjustments to income tax expense. The Company calculates Non-GAAP diluted shares excluding the dilutive impact of convertible notes which is used in calculating Non-GAAP diluted earnings. The Company calculates EBITDA excluding interest, taxes, depreciation and amortization. The Company calculates adjusted EBITDA excluding one-time items, if any, such as changes in contingent liabilities, inventory adjustments, impairment charges, transaction costs for business combinations, severance and share-based compensation acceleration expenses and intellectual property litigation costs. Reconciliations between GAAP and Non-GAAP financial measures are included at the end of this press release. The Company does not provide reconciliations of forward-looking adjusted measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including adjustments that could be made for changes in share-based compensation expense and the effects of any discrete income tax items. For the same reasons, the Company is unable to address the probable significance of the unavailable information. The Company provides Non-GAAP financial measures that it believes will be achieved; however, it cannot accurately predict all of the components of the adjusted calculations and the GAAP measures may be materially different than the Non-GAAP measures.
The Company evaluates other items of income and expense on an individual basis for potential inclusion in the calculation of Non-GAAP financial measures and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the Company’s ongoing business operations and (iii) whether or not the Company expects it to occur as part of the Company’s normal business on a regular basis. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similarly titled measures presented by other companies. These Non-GAAP financial measures are not meant to be considered in isolation and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP, and are not prepared under any comprehensive set of accounting rules or principles. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP financial measures, and the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP financial measures.
The Company considers these Non-GAAP financial measures to be important because they provide useful measures of the operating performance of the Company, exclusive of factors that do not directly affect what the Company considers to be its core operating performance, as well as unusual events. The Non-GAAP measures also allow investors and analysts to make additional comparisons of the operating activities of the Company’s core business over time and with respect to other companies, as well as assessing trends and future expectations. The Company uses Non-GAAP financial information in assessing what it believes is a meaningful and comparable set of financial performance measures to evaluate operating trends, as well as in establishing portions of our performance-based incentive compensation programs.

Safe Harbor Statement
In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s financial performance (including the Company’s expected financial outlook for 2026) and expectations for future growth, profitability, revenue durability, total revenue, royalty revenue, royalty revenue duration, EBITDA, Adjusted EBITDA, and non-GAAP diluted earnings-per-share, and shareholder value. Forward-looking statements also include future plans, objectives, expectations and intentions related to the acquisitions of Elektrofi and Surf Bio, such acquisitions’ expected impact and contributions to the Company’s and combined group’s operations and financial results (including potential development and commercialization of partnered products and timing related to these events), as well as the expected benefits of the acquisitions. Forward-looking statements related to Elektrofi’s and Surf Bio’s intellectual property include expectations for length of patent terms and patent expirations and the expected impact such patents may have on the duration, durability and amounts of future royalty payments the Company may receive from licensing such intellectual property. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible benefits and attributes of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery and administration of higher volumes of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company’s business may include potential growth and receipt of royalty and milestone payments driven by our partners’ development and commercialization efforts, potential new clinical trial study starts and advancement of partnered development programs, regulatory submissions and product launches, the size and growth prospects of our partners’ drug franchises, potential new or expanded collaborations and collaborative targets, and potential approvals of new partnered or proprietary products, and the potential timing of these events. These forward-looking statements are typically, but not always, identified through use of the words “expect,” “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “preliminary,” “possible,” “should,” “continue,” and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including uncertainties concerning future matters such as market conditions, changes in domestic and foreign business, changes in the competitive environment in which the Company operates, the expected benefits of its acquisitions of Elektrofi and Surf Bio, unexpected early expiration or termination of the patent terms for the Company’s drug delivery technologies, unexpected levels of revenues, expenditures and costs, unexpected results or delays in the growth of the Company’s business, or in the development, regulatory review or commercialization of the Company’s partnered or proprietary products, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, including under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except as required by law, the Company undertakes no duty to update forward-looking statements to reflect events after the date of this release.
Contacts:
Tram Bui
VP, Investor Relations and Corporate Communications
609-333-7668
tbui@halozyme.com

Sydney Charlton
Teneo
917-972-8407
sydney.charlton@teneo.com

Halozyme Therapeutics, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues
Royalties	$257,971	$170,419	$867,840	$570,991
Product sales, net	122,665	79,364	376,444	303,492
Revenues under collaborative agreements	71,131	48,225	152,327	140,841
Total revenues	451,767	298,008	1,396,611	1,015,324
Operating expenses
Cost of sales	78,770	42,055	228,774	159,417
Amortization of intangibles	23,376	17,762	76,662	71,049
Research and development	31,897	20,441	81,490	79,048
Selling, general and administrative	77,028	42,249	207,092	154,335
Impairment of intangible asset	48,700	—	48,700	—
Acquired in-process research and development expense	284,887	—	284,887	—
Total operating expenses	544,658	122,507	927,605	463,849
Operating (loss) income	(92,891)	175,501	469,006	551,475
Other income (expense)
Investment and other income, net	2,430	7,253	21,472	23,752
Inducement expense related to convertible notes	(5,477)	—	(5,477)	—
Contingent liability fair value measurement gain	—	—	—	—
Interest expense	(4,911)	(4,540)	(18,126)	(18,095)
(Loss) income before income tax expense	(100,849)	178,214	466,875	557,132
Income tax expense	40,742	41,202	149,986	113,041
Net (loss) income	$(141,591)	$137,012	$316,889	$444,091

(Loss) earnings per share
Basic	$(1.20)	$1.08	$2.64	$3.50
Diluted	$(1.20)	$1.06	$2.56	$3.43

Weighted average common shares outstanding
Basic	117,672	126,406	119,840	126,827
Diluted	117,672	128,980	123,904	129,424

Halozyme Therapeutics, Inc.
Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$133,820	$115,850
Marketable securities, available-for-sale	9,000	480,224
Accounts receivable, net and contract assets	441,273	308,455
Inventories	176,475	141,860
Prepaid expenses and other current assets	64,639	38,951
Total current assets	825,207	1,085,340
Property and equipment, net	82,137	75,035
Prepaid expenses and other assets	53,551	80,596
Goodwill	580,360	416,821
Intangible assets, net	981,467	401,830
Deferred tax assets, net	—	3,855
Restricted cash	2,601	—
Total assets	$2,525,323	$2,063,477

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$20,899	$10,249
Accrued expenses	156,193	128,851
Total current liabilities	177,092	139,100
Long-term debt, net	2,142,630	1,505,798
Other long-term liabilities	113,863	54,758
Deferred tax liabilities, net	42,924	—
Total liabilities	2,476,509	1,699,656

Stockholders’ equity
Common stock	118	123
Additional paid-in capital	12,002	—
Accumulated other comprehensive (loss) income	(18,092)	3,829
Retained earnings	54,786	359,869
Total stockholders’ equity	48,814	363,821
Total liabilities and stockholders’ equity	$2,525,323	$2,063,477

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
GAAP Net (Loss) Income	$(141,591)	$137,012	$316,889	$444,091
Adjustments
Investment and other income, net	(2,430)	(7,320)	(21,474)	(24,356)
Interest expense	4,911	4,540	18,126	18,095
Income tax expense	40,742	41,202	149,986	113,041
Depreciation and amortization	26,680	20,415	88,051	81,312
EBITDA	(71,688)	195,849	551,578	632,183
Adjustments
Transaction costs for business combinations(1)	10,733	—	14,604	—
Intellectual property litigation costs(2)	8,084	—	16,683	—
Severance and share-based compensation acceleration expense(3)	24,628	—	24,628	—
Impairment of intangible asset	48,700	—	48,700	—
Other one time items	1,447	—	1,447	—
Adjusted EBITDA	$21,904	$195,849	$657,640	$632,183
(1)Amount represents incremental costs including legal and advisory fees incurred in association with the acquisition of Elektrofi, Inc. (“Elektrofi”).
(2)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck Sharp & Dohme Corp. (“Merck”). These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.
(3)Amount represents severance costs and acceleration of unvested equity awards incurred in the Elektrofi acquisition.

Halozyme Therapeutics, Inc.
GAAP to Non-GAAP Reconciliations
Net Income and Diluted EPS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
GAAP Net (Loss) Income	$(141,591)	$137,012	$316,889	$444,091
Adjustments
Inducement expense related to convertible notes	5,477	—	5,477	—
Share-based compensation	16,571	11,462	51,565	43,385
Amortization of debt discount	1,951	1,845	7,506	7,350
Amortization of intangible assets	23,376	17,762	76,662	71,049
Transaction costs for business combinations(1)	10,733	—	14,604	—
Intellectual property litigation costs(2)	8,084	—	16,683	—
Severance and share-based compensation acceleration expense(3)	24,628	—	24,628	—
Impairment of intangible asset	48,700	—	48,700	—
Other one time items	1,447	—	1,447	—
Income tax effect of above adjustments(4)	(27,473)	(5,169)	(54,624)	(18,577)
Non-GAAP Net (Loss) Income	$(28,097)	$162,912	$509,537	$547,298

GAAP Diluted (LPS) EPS	$(1.20)	$1.06	$2.56	$3.43
Adjustments
Inducement expense related to convertible notes	0.05	—	0.04	—
Share-based compensation	0.14	0.09	0.42	0.34
Amortization of debt discount	0.02	0.01	0.06	0.06
Amortization of intangible assets	0.20	0.14	0.62	0.55
Transaction costs for business combinations(1)	0.09	—	0.12	—
Intellectual property litigation costs(2)	0.07	—	0.13	—
Severance and share-based compensation acceleration expense(3)	0.21	—	0.20	—
Impairment of intangible asset	0.41	—	0.40	—
Other one time items	0.01	—	0.01	—
Income tax effect of above adjustments(4)	(0.23)	(0.04)	(0.44)	(0.14)
Non-GAAP Diluted (LPS) EPS	$(0.24)	$1.26	$4.15	$4.23

GAAP Diluted Shares	117,672	128,980	123,904	129,424
Adjustments
Adjustment for dilutive impact of Senior 2028 Convertible Notes(5)	—	—	(1,018)	(74)
Non-GAAP Diluted Shares	117,672	128,980	122,886	129,350
Dollar amounts, as presented, are rounded. Consequently, totals may not add up.
(1)Amount represents incremental costs including legal and advisory fees incurred in association with the Elektrofi acquisition.
(2)Adjustment relates to litigation costs incurred by Halozyme in connection with Halozyme’s patent infringement litigation against Merck. These charges are excluded because the Company does not believe they are reflective of the Company’s ongoing business and operating results.
(3)Amount represents severance cost and acceleration of unvested equity awards incurred in the Elektrofi acquisition.
(4)Adjustments relate to taxes for the reconciling items, as well as excess benefits or tax deficiencies from share-based compensation, and the quarterly impact of other discrete items. Non-GAAP tax rate is impacted by the Acquired IPR&D expense, which is non-tax deductible.
(5)Adjustment made for the dilutive effect of our Convertible Senior Notes due 2028 when the effect is not the same on a GAAP and Non-GAAP basis for the reporting period.